Exhibit 10.13

Sale and Purchase Agreement

by and between

BASF Aktiengesellschaft

- hereinafter also referred to as “Seller” -

and

AMVAC Chemical Corporation

- hereinafter also referred to as “Purchaser” –

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY AN ASTERISK.

Preamble

WHEREAS, Seller is a company duly organized and existing under the laws of the Federal Republic of Germany, located at 67056 Ludwigshafen, Germany;

WHEREAS, Purchaser is a company duly organized and existing under the laws of California, located at 4695 MacArthur Court, Suite 1250, Newport Beach, CA 92660;

WHEREAS, Seller wishes to sell, and to cause its Affiliates to sell, its Product Line (as further defined herein), each of them owning certain assets and rights as set forth in this Agreement, to Purchaser, and Purchaser wishes to purchase these assets and rights from Seller and its Affiliates, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, notwithstanding use of the term Product Line, Purchaser is treating this as an acquisition of assets for the purposes of EITF 98-3.

NOW, THEREFORE, the Parties agree as follows:

Article 1

Definitions

Affiliate

Affiliate means with respect to any person, a corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares or stock entitled to vote at a general meeting (i.e. a shareholders’ meeting) (without regard to the occurrence of any contingency) is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Affiliates of that person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY AN ASTERISK.

partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that person or one or more Affiliates of that person or a combination thereof. For purposes hereof, a person or persons shall be deemed to have a majority interest in a partnership, association or other business entity if such person or persons control the managing board or the general partner of such partnership, association or business entity.

Agreement	means this Sale and Purchase Agreement, including all Exhibits, amendments, schedules and attachments hereto.

Assets	means the tangible and intangible assets sold or licensed as part of and with the Product Line, as provided in more detail in Article 2 and excluding the Optioned Assets.

Assumed Liabilities	has the meaning as set forth in Article 4.2.

Banking Day	Those days when banks in New York, New York, USA are open for business.

BASF Group	means Seller and its Affiliates.

Business Day	means any day that is not a Saturday, Sunday or any other day on which banks are required by applicable law to be closed in New York, New York, USA.

Closing	shall have the meaning as set forth in Article 6.1.

Closing Date	means November 27, 2006

Contracts

means any and all contracts, binding agreements, binding offers and orders of Seller or its Affiliates only to the extent they exclusively relate to the Product Line including licenses, leases, customer contracts, supply agreements, and procurement contracts, entered into, made and/or existing as of the Signing Date and those contracts, binding agreements, binding offers and orders entered into, made and/or existing

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY AN ASTERISK.

(i.e. not fully performed) as per the Closing Date, provided, that all account receivables outstanding as of the Closing Date and account payables for services rendered or supplies delivered prior to the Closing Date shall be expressly excluded.

Customer List

means the list of all customers of the Product Line, comprising the customers with whom the Product Line did business during the period from January 1, 2004 through the Closing Date for all countries except for the USA and January 1, 2003 through the Closing Date for the USA.

Divested Registration Data Packages shall have the meaning set forth in Article 2.1.1.

Divested Transferred Rights

means all Registration Rights and Divested Registration Data Packages, Intellectual Property Rights, Lock ‘N Load Intellectual Property Rights, Know-How and Lock ‘N Load Know-How, in each case related, either exclusively or not, to the Product Line, transferred or licensed by Seller and/or its Affiliates to Purchaser pursuant to Articles 2.1.1 through 2.1.9 and the Licence Agreements

Excluded Assets	means the assets as described in Article 2.2.

Formulation	means a Terbufos Active Substance, alone or in mixtures with other active substances, in a specific concentration and with auxiliaries.

Ground Lease	means the Ground Lease set forth at Exhibit F.

Intellectual Property Rights	means registered or applied for patents, trademarks, design patents and copyrights, and Seller’s copyright interest in product labels whether or not registered, all

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relating to the manufacture, sale, distribution or use of the Terbufos Active Substance or the Terbufos Formulations, excluding the Lock ‘N Load Intellectual Property Rights.

Inventories

means: (a) all Terbufos Active Substance finished goods in existence as of Closing held for sale in the ordinary course of the Product Line; (b) and all technical Terbufos Active Substance: (i) in the possession of Seller’s or its Affiliates’ tollers or (ii) en route to said tollers; (c) including existing Lock ‘N Load containers and parts listed on Exhibit B; and (d) the raw materials, intermediates and packaging located at Helena Chemical Company’s Des Moines, Iowa facility as set forth on Exhibit A-1.

Know How

means all of Seller’s and its Affiliate’s (as applicable) embodied (in written, electronic or magnetic form) secret information and trade secrets, research materials, inventions, test data, product efficacy, safety data, as well as so embodied secret technical information (including information relating to manufacturing, formulation and application) related to the Product Line, , excluding the Lock ‘N Load Know How, and Registration Data Packages, including without limitation those listed on Exhibit I.

Liabilities

means any and all debt, liabilities and other obligations including payment obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those under applicable law or governmental orders, and those under any contract.

License Agreements	means any and all license agreements to be entered into at Closing between Seller and/or its Affiliates on the one side and Purchaser on the other side according to this Agreement.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY AN ASTERISK.

Local Asset Sale and Purchase Agreements	means the agreements referred to in Article 2.4.

Lock ‘N Load Containers	means that equipment set forth in Exhibit B.

Lock ‘N Load Intellectual Property Rights	means the patents and trademarks as listed in Exhibit 2.1.5(b)

Lock ‘N Load Know How	means the Know How exclusively related to the Lock ‘N Load technology, including without limitation those listed on Exhibit J.

Material Adverse Effect

means any event, circumstance, change or effect that would be materially adverse to the business results, operations, or financial condition of the Product Line or the Assets (in each case, taken as a whole).

Market Basket Survey Task Force	means that task force established by Memorandum of Agreement entered into by American Cyanamid Company on August 18, 1998.

Optioned Assets

(i) manufacturing equipment (“Manufacturing Equipment”) in and on the Thimet/Counter manufacturing unit (“T/C Unit”) located in Seller’s Hannibal, Missouri manufacturing site as identified on Exhibit A-3 (“T/C Site”) together with the office equipment, fixtures, supplies, and records located therein of Product Line, and (ii) the raw materials, intermediates and packaging located on the Option Closing Date at Seller’s Hannibal, Missouri facility (the “Optioned Inventory” (a good faith description of which is attached as Exhibit A-2)), (iii) and buildings all in existence on the date of the Option Closing Date.

Optioned Inventory	means the inventory defined within the definition of Optioned Assets

Option Closing	shall have the meaning set forth in Section 6.2.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY AN ASTERISK.

Option Closing Date	means the date of the closing of the sale and purchase of the Optioned Assets.

Parties/Party	means Seller and Purchaser, or either of them.

Product Line

means Seller’s worldwide business of manufacturing, formulating, selling, distributing and marketing (i) the Terbufos Active Substance, (ii) the Terbufos Formulations, (iii) the Divested Registration Data Packages, (iv) the Contracts exclusively related to the Product Line, (v) the Customer List, (vii) the Divested Transferred Rights, and (vi) the Inventories, for all uses, as conducted by Seller and its Affiliates prior to the Closing Date, all as further defined in Article 2.

Products	means all products sold as part of the Product Line, i.e. the Terbufos Active Substance and the Terbufos Formulations as further specified in Exhibits C and D.

Registration Data Package

means all available data existing as of the Closing Date, relating to the Terbufos Active Substance and the Terbufos Formulations, including but not limited to technical information, raw data, final registration study reports and regulatory correspondence file on the Products’ chemistry, toxicology, eco-toxicology, metabolism, toxic kinetics, residues, efficacy, occupational health and safety and environmental effects.

Registration Rights

means all rights to manufacture, formulate, sell, distribute, and market the Terbufos Active Substance and the Terbufos Formulations which are derived from their registrations, including any rights under pending registrations and all related labels.

Retained Liabilities	shall have the meaning as set forth in Article 4.1.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY AN ASTERISK.

Service and Supply Agreements	means any and all service and supply agreements to be entered into at Closing between Seller and/or its Affiliates on the one side and Purchaser on the other side according to this Agreement.

Signing Date	means the day when this Agreement has been duly executed and delivered by the Parties.

Tax/Taxes

means all taxes of any kind (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by a federal, state or governmental authority, including, but not limited to those taxes on income, franchises, financial operation, windfall or other profits, gross receipts, property, sales, use, capital stock, or net worth, and to those taxes measured by or referred to as excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes.

Terbufos Active Substance	means the active substance having the IUPAC name S-tert-butylthiomethyl O,O-diethylphosphorodithioate as specified in more detail in Exhibit D of the MSSA.

Terbufos Formulations

means the Formulations which contain the Terbufos Active Substance as their sole active ingredient, including but not limited to those sold under the trademark Counter® and related end use registrations, as specified in more detail in Exhibit D.

Terbufos Supply Agreement	means the agreement set forth on Exhibit H hereto.

Transition Services Agreement	means that agreement referred to in Article 15.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY AN ASTERISK.

Article 2

Sale and Purchase

2.1

Upon the terms and subject to the conditions of this Agreement Seller shall, and shall cause its Affiliates to, sell or license to Purchaser and Purchaser shall purchase or receive such license from Seller and its respective Affiliates the Assets related to the Product Line as mentioned in Article 2.1.1 through 2.1.9 below:

2.1.1

Seller shall at Closing sell, and shall cause its Affiliates to sell, to Purchaser, who shall purchase, with economic effect as of the Closing Date (24:00 h) all of Seller’s and of Seller’s Affiliates Registration Rights of the Terbufos Active Substance and the Terbufos Formulations as listed in Exhibit 2.1.1(a) (including their status and time of expiration) and those Registration Data Packages supporting only the Products and no other active ingredients or products (but including Phorate) of Seller (hereinafter the “Divested Registration Data Packages”). On the Closing Date Seller and/or Seller’s Affiliates shall provide to Purchaser appropriate registration transfer letters implementing the transfer of ownership of the above mentioned Registration Rights to Purchaser. Furthermore, subject to any necessary approvals required, Seller shall, and shall cause its Affiliates to, in due course on or after the Closing Date transfer ownership to Purchaser the Divested Registration Data Packages for such Registration Rights, such Divested Registration Data Packages including, but not limited to, those listed in Exhibit 2.1.1(b). As of the Closing Date, Purchaser shall

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assume all of Seller’s, or Seller’s relevant Affiliates’, then existing rights and obligations in respect of the above mentioned Registration Rights.

2.1.2

In the event that, despite the reasonable efforts of the Parties, a particular country shall not permit the transfer of the Registration Rights as contemplated herein, the Parties shall make a good faith effort to identify and implement alternative actions to achieve the Parties’ objective of providing Purchaser with the full benefit of the Registration Rights as contemplated hereunder, provided, that Purchaser shall reimburse Seller or its respective Affiliates for all reasonable, out-of-pocket costs and expenses incurred in connection with such alternative actions.

2.1.3	RESERVED.

2.1.4

(a) Seller and its Affiliates shall have the right to use (world-wide, royalty-free, perpetual, irrevocable, non-exclusive sub-licensable, transferable [except for the limitations on transferability in 2.1.4(b) immediately below]) all Registration Rights, and shall receive irrevocable letters of access from Purchaser (substantially in the form attached hereto as Exhibit 2.1.4) to the Registration Data Packages listed in Exhibit 2.1.1(b) (including all studies and raw data being part of these Registration Data Packages) for the Registration Rights listed in Exhibit 2.1.1(a), all to the extent necessary or useful for Seller’s and its Affiliates’ business other than the Product Line and products containing phorate. Seller and its Affiliates shall also have, upon payment of a proportionate share of all Purchaser’s costs and expenses of development of such data, the same right to use in its and its Affiliates’ business other than the Product Line and products containing phorate all registration data developed by Purchaser in the future for support of Purchaser’s Terbufos Active Substance business. Purchaser shall issue new or modified letters of access when reasonably required by

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY AN ASTERISK.

Seller in connection with the conduct of Seller’s and its Affiliates’ business. Purchaser shall provide Seller or its Affiliates in respect of all studies related to the Registration Data Packages listed in Exhibit 2.1.1(b) confirmations in writing stating that Seller or its Affiliates is entitled to use such studies for its Seller’s and its Affiliates’ business other than the Product Line.

(b) Recognizing that in the event of regulatory agencies may later question the adequacy of such Registration Data Package, upon request of Purchaser by Seller, Purchaser shall promptly supply copies of such Packages to Seller, but Seller agrees it shall use such copies only in support of Seller’s and its Affiliates business other than the Product Line or products containing phorate. Purchaser shall grant Seller and its Affiliates unrestricted and unlimited access to all raw data related to the Registration Data Packages as listed in Exhibit 2.1.1(b) to the extent necessary or useful to support and conduct Seller’s and its Affiliates’ business other than the Product Line. Seller and its Affiliates shall have no right to grant access to data to third parties except in connection with the sale of a business or product line for which such right of access is needed and then only if the purchaser of such business or product line agrees to the restrictions set forth in this Agreement. Should Purchaser decide in its sole discretion to transfer such raw data to a third party, it shall notify such third party of Seller’s and its Affiliates’ rights of access and cause such third party to acknowledge and continue to honor such rights of access. Should Purchaser decide in its sole discretion to destroy or otherwise dispose of any such raw data (excluding third party transfers described above), then Purchaser shall offer to transfer such raw data to Seller at no cost to Seller.

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CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY AN ASTERISK.

2.1.5

(a) Seller shall at Closing sell and assign, and shall cause its Affiliates to sell and assign, to Purchaser, who hereby purchases and accepts the assignment, with economic effect as of the Closing Date (24:00 h) all Intellectual Property Rights as listed in Exhibits 2.1.5(a)(1), and to provide Purchaser with documentation evidencing such transfer at the Closing, all Customer Lists listed in Exhibit 2.1.5(a)(2) and all Know How, all as exclusively related to the Product Line.

(b) Seller shall at Closing sell and assign, and shall cause its Affiliates to sell and assign, to Purchaser, who hereby purchases and accepts the assignment, with economic effect as of the Closing Date (24:00 h) its rights in all Lock ‘N Load Intellectual Property Rights as listed in Exhibit 2.1.5(b), and to provide Purchaser with documentation evidencing such transfer at the Closing, and all Lock ‘N Load Know How, all as in existence as of the Closing Date. Purchaser agrees that any and all royalties it collects from Bayer CropScience LP pursuant to the “Non-Exclusive U.S. Patent, Trademark and Know-How License” agreement between Bayer CropScience LP and BASF Corporation shall be delivered to Seller within sixty (60) days of receipt by Purchaser. Seller shall have the right to request from Purchaser to bring in Purchaser’s name any enforcement action against Bayer CropScience LP reasonably necessary to obtain such royalty payments, provided that Seller shall undertake to bear all costs and expenses for such action in advance. The parties agree that at Closing the license contract entered into between Seller and Purchaser for the phorate business dated 31 October 2005 automatically ends.

(c) Purchaser agrees to pay to Seller: *

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(d) Purchaser shall at Closing grant to Seller and Seller’s Affiliates a non-exclusive, world-wide, sublicenseable, irrevocable and perpetual license to the rights in the Lock ‘N Load Intellectual Property Rights as listed in Exhibit 2.1.5(b), and all Lock ‘N Load Know How, all as in existence as of the Closing Date, and restricted to businesses outside the phorate business and the Product Line, to develop, patent, make or have made, use, fill, have filled, sell and offer for sale any closed chemical handling system. *

2.1.6

Seller shall at Closing enter, and cause its Affiliates to enter, into the license agreement with Purchaser attached hereto as Exhibit 2.1.6 by which Seller or its Affiliates shall grant to Purchaser an exclusive (even as to itself), worldwide, royalty-free, irrevocable, perpetual, sub-licensable, transferable license to Seller’s rights and Seller’s Affiliates’ rights to the Intellectual Property Rights, Registration Rights, Registration Data Packages (but not copies of such Packages except as set forth below) and Know How, all as in existence as of the Closing Date, and all as relating, but not exclusively relating, to the Product Line to make or have made, sell, offer for sale, and use any Product sold by the Product Line, including but not limited to those set forth at Exhibit 2.1.6(a). Recognizing that in the event of regulatory agencies may later question the adequacy of such Registration Data Packages, upon request of Seller by Purchaser, Seller shall promptly supply copies of such Packages, but Purchaser agrees it shall use such copies only in support of Purchaser’s terbufos or phorate registrations.

2.1.7

Seller shall at Closing sell and assign, and shall cause its Affiliates to sell and assign, to Purchaser, who shall purchase and accept assignment of, with economic effect as of the Closing Date (24:00 h) the Inventories. All Inventories (except Lock ‘n Load containers and parts) sold and purchased under this Agreement shall be saleable, not more than three (3) years old as of Closing and in accordance with the quality specifications stipulated in Exhibit 2.1.7.

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2.1.8

Seller shall at Closing sell and assign, and shall cause its Affiliates to sell and assign, to Purchaser, who shall purchase and accept assignment of, with economic effect as of the Closing Date (24:00 h) the Contracts including but not limited to those set forth at Exhibit 2.1.8, subject to the consent of the respective third party to the assignment of the Contracts (where required) to Purchaser or its respective Affiliate.

2.1.9

If and to the extent the consent of the relevant third parties to the assignment of the Contracts (or in case the Contract pertains only partly to the respective Product Line the partial assignment of the Contracts) has not been obtained by the Closing Date, the following shall apply with respect to the individual Contracts for which such consent has not been obtained unless and until such consent has been obtained:

If with respect to any of the Contracts the contracting party(ies) do(es) not consent (where such consent is necessary) to an assignment to Purchaser or conditions consent upon a material change in the terms of such Contract, Seller or its respective Affiliate shall to the extent not expressly prohibited by terms of the applicable Contract, perform such contract(s) on account and on behalf of Purchaser and in accordance with the reasonable instruction of Purchaser, provided, however, that (i) Purchaser, respectively, shall provide all support reasonably to be expected to perform such Contracts, (ii) Seller’s or Seller’s Affiliate’s liability in connection with the performance of such Contracts shall be limited to wilful misconduct or gross negligence, (iii) Purchaser shall indemnify and hold harmless Seller, or Seller’s Affiliate, respectively, from any Liability or obligation arising out of or in connection with such Contracts and the performance thereof after the Closing Date unless Seller, or its Affiliate, is liable pursuant to (ii), and (iv) Seller or the respective Affiliate of Seller shall not be obligated to agree to any extensions of such Contracts, and, further provided, that Seller shall not be

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obliged to incur any out-of-pocket expenses or to otherwise accept any commercial disadvantage in order to perform such Contract(s) unless (i) such out-of-pocket expenses are fully paid or reimbursed by Purchaser, or (ii) such commercial disadvantages are fully compensated by Purchaser. Seller shall provide, and shall cause its Affiliates to provide, to Purchaser copies of all relevant books, records and other information and documents in relation to such Contracts. In addition, Seller shall deliver, and shall cause its Affiliates to deliver, to Purchaser without undue delay upon receipt a copy of any correspondence, notice or any other document and/or information received by Seller and/or its Affiliate after the Closing Date in relation to such Contracts.

2.2

For the avoidance of doubt, the Assets transferred by the Closing under this Agreement shall exclude all assets not expressly mentioned under Article 2.1 above (the “Excluded Assets”). The Excluded Assets shall include without limitation:

•	all cash, time deposits, certificates of deposit and other cash equivalents and bank accounts owned by Seller at Closing Date;

•	the name “BASF”, all trademarks associated with such name, service marks, logos, trade names, internet domains and applications for any of the foregoing;

•	all accounts receivable;

•	membership in the Market Basket Survey Task Force; and

•	any land;

•	any rights under insurance policies of Seller;

•	Optioned Assets;

•	*

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2.3

Purchaser shall, effect, at its own discretion and cost, the assignments of the Intellectual Property Rights and Lock ‘N Load Intellectual Property Rights sold hereunder from Seller to Purchaser and Seller shall sign the respective assignments prepared by Purchaser. Purchaser shall inform Seller of the formal requirements (notarization, etc.) for each document.

2.4

The Parties shall, and shall cause their respective Affiliates to, enter at Closing into Local Asset Sale and Purchase Agreements with the substantial contents of Exhibit 2.4 and to take any action reasonably necessary and/or appropriate in order to validly transfer title to the Assets.

Article 3

Option to Purchase Optioned Assets

3.1

Upon: (i) Closing, (ii) the payment of the Preliminary Purchase Price, and (iii) the performance of Purchaser’s covenants and obligations with respect to Closing under this Agreement, Seller shall be deemed to have granted to Purchaser the option to purchase the Optioned Assets on or before December 29, 2007, for * pursuant to terms and conditions set forth herein (the “Option Purchase Price”).

3.2

Purchaser may exercise its option by no later than November 29, 2007 delivering to Seller written notice of such exercise. No later than thirty days following such delivery, Seller shall cause its Affiliate to sell to Purchaser and Purchaser shall purchase from Seller and/or its Affiliates the Optioned Assets for the amount listed in Section 3.1, and Seller shall cause BASF Corporation to enter into and Purchaser shall enter into the Ground Lease and Manufacturing and Shared Services Agreement (“MSSA”).

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Article 4

Assumed and Retained Liabilities

4.1

Seller and its Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser shall not assume or have any responsibility for and shall be held harmless and indemnified by Seller and its Affiliates with respect to any of the Liabilities of Seller and/or its Affiliates created or existing on or prior to the Closing Date including, but not limited to the following (the “Retained Liabilities”):

(a)

any and all Liabilities arising out of or in connection with the conduct or ownership of the Product Line on or prior to the Closing Date including but not limited to those matters disclosed in Exhibit 11.2.9(a);

(b) any and all Liabilities relating to Products of the Product Line delivered and invoiced to third parties (other than Seller and/or its Affiliates) on or prior to the Closing Date;

(c)	all payables accrued on or prior to the Closing Date;

(d)	any and all Liabilities not explicitly assumed by Purchaser and/or its Affiliates under this Agreement or the Exhibits attached hereto;

(e)

any and all Taxes attributable to the conduct or ownership of the Product Line by Seller and/or its Affiliates on or prior to the Closing Date and related to the time period on or before the Closing Date;

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(f)

any and all Liabilities arising under any transferred Contract and those Contracts subject to the provision of Article 2.1.9 with respect to a breach or default under such transferred Contract committed on or prior to the Closing Date;

(g)	any and all Liabilities of Seller and/or its Affiliates required by the terms of any transferred Contract to be performed on or prior to the Closing Date;

(h)	any and all Liabilities resulting from, or relating to, litigation or proceedings relating to events on or prior to the Closing Date;

(i)	any and all Liabilities related to the employees of Seller and/or its Affiliates; and

(j)	any and all Liabilities related to the ownership and operation of the Optioned Assets or the property described in the Ground Lease.

4.2

Purchaser shall be responsible for paying, performing and discharging when due, and Seller shall not have any responsibility for and shall be held harmless and indemnified by Purchaser with respect to the following Liabilities (the “Assumed Liabilities”):

(a)

Any and all Liabilities arising out of or in connection with the conduct or ownership of the Product Line following the Closing Date, except as explicitly provided otherwise in this Agreement or the Exhibits thereto;

(b)	any and all Taxes owed by Purchaser and/or its Affiliates attributable to the conduct or ownership of the Product Line after the Closing Date and relating to the time period after the Closing Date;

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(c)	any and all Liabilities arising under any transferred Contract with respect to a breach or default under such transferred Contract committed after the Closing Date;

(d)	any and all Liabilities required by the terms of any transferred Contract to be performed after the Closing Date; and

(e)

any and all other Liabilities expressly assumed by Purchaser pursuant to other provisions in this Agreement. For the avoidance of doubt, the Assumed Liabilities shall exclude any and all liabilities and obligations not expressly assumed by Purchaser under this Agreement.

4.3

Seller shall hold harmless Purchaser from and indemnify Purchaser against any and all Liabilities other than the Assumed Liabilities in particular from and against Liabilities which are assumed by Purchaser by operation of law.

4.4	In the event Purchaser exercises its option pursuant to Article 3.2, the provisions of Section 4.4.1 and 4.4.2 shall apply after the Option Closing Date.

4.4.1. Seller and/or its Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser and/or its Affiliates shall not assume or have any responsibility for, and shall be held harmless and indemnified by Seller and/or its Affiliates with respect to, any of the Liabilities of Seller and/or its Affiliates arising out of the ownership or operation of the T/C Site created or existing on or prior to the Option Closing Date (the “Option Retained Liabilities”).

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4.4.2 Purchaser and/or its Affiliates shall be responsible for paying, performing and discharging when due, and Seller and/or its Affiliates shall not have any responsibility for, and shall be held harmless and indemnified by Purchaser and/or its Affiliates with respect to, the following Liabilities (the “Option Assumed Liabilities”):

(a) Any and all Liabilities arising out of or in connection with the operation or ownership of the Optioned Assets following the Option Closing Date, as explicitly provided otherwise in this Agreement or the Exhibits thereto.

Article 5

Acknowledgement

Purchaser hereby acknowledges that except as explicitly granted pursuant to this Agreement and the Exhibits thereto no other right, license or any other transfer or conveyance is granted by Seller to Purchaser by implication or otherwise.

Article 6

Closing

6.1

On the Closing Date, and if applicable, on the Option Closing Date, the Parties shall exchange faxed signatures and execute original documents in counterpart on the day elsewhere designated herein at 9:00 hrs PDT, and 12:00 hrs EDT from the offices of Purchaser and of Seller’s affiliate at Research Triangle Park, North Carolina, USA, or at such other time and place as the Parties may mutually agree upon, to take any actions necessary to finalize the transactions contemplated hereunder, in

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particular those mentioned in Article 6.2 with respect to the sale of the Assets (herein “Closing”) and if applicable those mentioned in Article 6.3 with respect to the sale of the Optioned Assets (herein “Option Closing”). The transactions contemplated by this Agreement shall be performed with effect per the end of the Closing Date (and, if applicable, the Option Closing Date)(24:00 h).

6.2	At the latest upon Closing, the following closing events shall occur:

•

The Parties shall execute, and procure where necessary that their respective Affiliates execute, such deeds or other instruments (including the Local Asset Sale and Purchase Agreements) and perform, and procure where necessary that their respective Affiliates perform, such other actions as are necessary to transfer title to and possession of, the Product Line to Purchaser, including, without limitation, the transfer of title and possession to the tangible Assets sold pursuant to this Agreement, the assignment of all Contracts sold to Purchaser to the extent the relevant third-party consents have been obtained, the Inventories, the assignment of Registration Rights, the transfer of title and possession of the Divested Registration Data Packages; the assignment or licensing of Intellectual Property Rights, the Lock ‘N Load Intellectual Property Rights, the Know How, and the Lock ‘N Load Know How, and the assignment of Customer Lists, taking into account local Tax and other filing requirements in respect of the Product Line and/or specific Assets pursuant to the instruments listed at Exhibit 6.2. For the avoidance of doubt, the Parties declare that not all formal documents necessary to record the assignments of intellectual property rights will be signed at Closing, but only those specified in Exhibit 6.2. The parties will work together after Closing to execute all formal documents not specified in Exhibit 6.2 to document and effect the transaction.

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•	Purchaser shall pay the Preliminary Purchase Price in accordance with Article 9 and shall make all other payments to be made at Closing under the terms of this Agreement;

•	Signing of the License Agreements if and to the extent the conditions and requirements for their execution as set forth explicitly in this Agreement have been fulfilled;

•	Signing of the Terbufos Supply Agreement (Exhibit H);

•	Purchaser and Seller shall perform, and shall procure that their respective Affiliates perform, any required action at Closing as provided herein.

6.3	At the latest upon Option Closing, the following closing events shall occur:

•

Purchaser and Seller shall (i) execute, and shall procure where necessary that their respective Affiliates execute, such Bill of Sale or other instruments; and (ii) perform, and procure where necessary that their respective Affiliates perform, such other actions as are necessary to transfer title to and possession of, the Optioned Assets to Purchaser, including, without limitation, the transfer of title and possession to the tangible Optioned Assets sold pursuant to this Agreement, pursuant to the instruments listed at Exhibit 6.3.

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•	Purchaser shall pay the Option Purchase Price listed in Section 9.5 and shall make all other payments to be made at Option Closing under the terms of this Agreement;

•	Signing of the Ground Lease;

•	Signing of the MSSA.

Article 7

7.1	Hold Separate Arrangements

If and to the extent the transactions to be performed on the Closing Date cannot be fully performed in specific countries (other than the Key Countries) with respect to still pending merger control proceedings or other regulatory reasons, the transactions to be performed on the Closing Date shall be performed to the maximum extent legally possible. The Parties shall in such case agree on all appropriate measures, including “hold separate” arrangements, so that the affected countries can be exempted for the time being (until consummation permitted) from the consummation of the remaining transactions.

Article 8

Covenants

8.1	Third-Party Consents to the Transfer and Assignment of Contracts

Seller and its Affiliates shall make commercially reasonable efforts to obtain as of the Closing Date or at the latest within six (6) months as of the

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Closing Date (i) consents of the third-party contractors to the transfer and assignment of all Contracts to be assigned to Purchaser pursuant to this Agreement as provided in this Agreement. Purchaser shall not be entitled to any claims against Seller or its Affiliates in case third parties refuse their consent or do not grant such letters of access despite such efforts of Seller or its Affiliates to obtain their consent.

Purchaser shall make commercially reasonable efforts to support Seller and its Affiliates to obtain the aforesaid third-party consents.

8.2	Use of Certain Names

8.2.1	Purchaser shall initiate within ninety (90) days after the Closing Date the transfer of all Registration Rights to Purchaser’s (or its designee’s) name, *.

8.2.2

No interest or right to use the name “BASF” or any other corporate name of the BASF Group or any logo, trademark or trade name or any derivation of Seller, or its Affiliates with respect to, or associated with the foregoing, except names, trademarks, trade names or any derivations thereof explicitly transferred pursuant to this Agreement (collectively referred to as “Seller’s Names and Marks”) is to be transferred to Purchaser pursuant to the transactions contemplated hereby, and the use of any of Seller’s Names and Marks in connection with the Product Line by Purchaser shall cease as of the Closing Date unless explicitly provided otherwise hereinafter, or in the Transition Services Agreement.

Purchaser shall be entitled to sell the Inventories in the respective territories transferred to them on the Closing Date and Terbufos containing products manufactured after Closing pursuant to this Agreement which bear Seller’s Names and Marks *

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Purchaser agrees that Seller shall have no responsibility for claims by a third party arising out of, or relating to, the use of any of Seller’s Names or Marks by Purchaser, and Purchaser undertakes to indemnify and hold harmless Seller with respect to any such third-party claims, in particular, without limitation, from claims resulting from the sale of, or otherwise related to, Inventories transferred to Purchaser pursuant to this Agreement.

As from the Closing Date Seller shall, and shall cause its Affiliates to, refrain from using names, trademarks, trade names or any derivations thereof transferred pursuant to this Agreement.

8.3

In the event Purchaser does not elect to purchase the Optioned Assets by December 29, 2007, it shall nonetheless purchase the Optioned Inventories as will remain following the final Seller production under the Terbufos Supply Agreement by separate transaction no later than December 29, 2007, *.

8.4

The Parties acknowledge that in order to continue safe operation of the Manufacturing Equipment beyond the term of the Terbufos Supply Agreement in 2008, the capital expenditures (the “Upgrades”) set forth at Exhibit C of the MSSA must be initiated sufficiently early to ensure that the Upgrades are completed prior to the commencement of the first production campaign after conclusion of the Terbufos Supply Agreement. A tentative, nonbinding schedule for the performance of the Upgrades is set forth at Exhibit 8.4. Upon written notice to Seller that Purchaser wishes installation of the Upgrades to commence, Seller shall do so, utilizing any reasonable system of maintenance capital authorization requests desired by Purchaser and using external professional

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engineering services for all engineering work. Purchaser agrees to reimburse Seller within thirty (30) days of Seller’s or its Affiliate’s invoice therefor. While Seller shall use commercially reasonable efforts to adhere to the tentative installation schedule in response to Purchaser’s notice of commencement, so long as Seller and/or its Affiliates use commercially reasonable efforts to accomplish the installation, they shall have no liability to Purchaser for any deviation from the tentative schedule. Purchaser recognizes that delays in Purchaser’s initiation of the Upgrades may prevent, delay or otherwise adversely affect the ability of Seller or Purchaser to operate the Manufacturing Equipment, and Purchaser accepts all risks associated therewith, and Purchaser further recognizes that if such Upgrades have not been completed upon the Option Closing Date, that Purchaser shall be required at its cost to perform, or arrange with third parties to perform all engineering services needed in connection with the Upgrades remaining to be implemented as of the Option Closing Date. To the extent Upgrades have been performed as of the Option Closing Date, by exercising its option and purchasing the Optioned Assets, Purchaser is accepting such Assets in their then present condition, “as is, where is”, and without warranty.

8.5	*

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Article 9

Purchase Price

9.1 The purchase price for the Assets, subject to adjustment as set forth below, shall amount to:

US$ 42,117,560.00

US Dollars Forty-Two Million One Hundred SeventeenThousand Five Hundred Sixty

“Preliminary Purchase Price” plus applicable VAT and sales taxes, if any, in the amount statutorily required. Seller, if and to the extent statutorily permitted, shall be entitled to waive any VAT exemptions, i.e. to opt for the applicability of VAT taxation. The Preliminary Purchase Price shall be subject to adjustment in accordance with Article 10, below.

The Preliminary Purchase Price is allocated to the Assets as set out in Exhibit 9.1.

9.2

The Preliminary Purchase Price and any applicable VAT and sales tax shall become due and payable at Closing upon contemporaneous transfer and assignment of the Product Line to the following Bank Accounts:

For Brazil only, the amount of * to:

*

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For Romania only, the amount of * to:

*

For Taiwan only, the amount of * to:

*

Remainder of * to BASF Aktiengesellschaft:

*

9.3

The Preliminary Purchase Price and any applicable VAT and sales tax shall be paid at Closing in US Dollars by way of wire transfer free of any costs and fees into the bank accounts set forth under Article 9.2 above.

9.4

VAT and sales tax, if any, under applicable local laws, shall be settled locally between the selling Affiliate and the purchasing Affiliate upon submission of invoices providing for such VAT or sales tax within five (5) Business Days after the receipt of the invoice. No interest shall apply on such tax payments if and to the extent paid within the five (5) Business Days.

9.5	The purchase price for the Optioned Assets amount to:

US *

*

*	Optioned Inventory, (“Option Purchase Price”) plus applicable VAT and sales taxes, if any, in the amount statutorily required.

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9.6

The Option Purchase Price and any applicable VAT and sales tax shall become due and payable at the Option Closing upon contemporaneous transfer and assignment of the Optioned Assets to the following Bank Account:

*

9.7

The Option Purchase Price and any applicable VAT and sales tax shall be paid at Closing in US Dollars by way of wire transfer free of any costs and fees into the bank accounts set forth under Article 9.6 above.

Article 10

Adjustment of Preliminary Purchase Price

10.1	The Preliminary Purchase Price shall be adjusted as follows in order to determine the Final Purchase Price:

10.1.1

The Preliminary Purchase Price is based on the assumption that the value of the Inventories to be transferred on Closing hereunder at Local Book Value (as defined in Article 10.1.3) * (“Estimated Inventory Value”). A split of such amount of Estimated Inventory Value by country shall be set forth in Exhibit 9.1.

10.1.2

If, as of the Closing Date, the Final Inventory Value (as defined by and determined in accordance with Article 10.1.3) is higher than the Estimated Inventory Value, then Purchaser shall pay to Seller the difference and, if lower, then Seller shall pay to Purchaser the difference, (“Purchase Price Adjustment Amount”) plus the associated VAT, sales tax and other transfer taxes and duties, if any. The Preliminary Purchase Price plus the Purchase Price Adjustment Amount is the “Final Purchase Price”.

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10.1.3

Seller shall conduct, or shall procure that its respective Affiliates conduct, a physical stock taking of the Inventories and the representatives of Purchaser and its auditors shall be given the opportunity to observe such physical stock taking. As promptly as possible, but in any event within sixty (60) Business Days following the Closing Date, Seller shall deliver to Purchaser an un-audited statement of the value and quantity per Seller or respective Affiliate of the Inventories based on the respective book value of the Inventories as shown in the records of Seller and/or Seller’s respective Affiliates holding such Inventories as of the Closing Date converted to US Dollars at the European Central Bank (ECB) fixed rate as published on the ECB’s website on the Closing Date or should ECB rate not be published for such currency, the exchange rate published on Reuters at 2:30 PM CET (such value being the “Local Book Value”). This combination of Local Book Value, plus a mark-up of five percent (5%) of such Local Book Value (the “Preliminary Inventory Value”) plus VAT, sales tax and other transfer taxes and duties related to the transfer of the Inventory, if any shall be based on the aforesaid physical stock taking. If Purchaser does not object to the Preliminary Inventory Value within twenty (20) Business Days after receipt thereof, the Preliminary Inventory Value shall irrevocably be deemed final for the purposes of this Article 10 (the “Final Inventory Value”). If Purchaser has raised such objections and the Parties have not agreed upon the Final Inventory Value within a further period of twenty (20) Business Days, the determination of the Final Inventory Value shall be referred to the arbitration proceedings pursuant to Article 10.2.

10.2

Seller and Purchaser shall forward remaining disputed items to Ernst & Young or, in the event they are not available or unwilling to take on such an assignment, to another international accounting firm reasonably acceptable to both Parties, who shall for purposes of determining the Final Inventory Value act as expert arbitrator.

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The Parties shall be given the opportunity to present their case to the expert arbitrator in the English language in writing and orally. The expert arbitrator shall discuss with the Parties, who shall give reasons with respect to, the various issues that are controversial. Accounting standards as referred to or defined in this Agreement and the Exhibits to this Agreement (IFRS) shall be binding upon the expert arbitrator. The expert arbitrator shall not decide on legal issues.

The Parties shall advance and bear all fees, costs and expenses of the expert arbitrator on first written request in equal parts, and each Party shall bear its own costs and the costs of its advisers and counsel, except where the expert arbitrator decides otherwise on the allocation of the costs and expenses of the proceedings in his equitable discretion, including reasonable expenses of the Parties and reasonable fees and expenses of their advisers and counsel, taking into account the difference in his decision to the original positions and motions of the Parties.

10.3

The Purchase Price Adjustment Amount under Article 10.1 plus VAT, sales tax and other transfer taxes and duties, if any, shall be due and payable within ten (10) Business Days after the Final Inventory Value has been agreed or determined. Seller shall prepare, upon agreement or determination of the Purchase Price Adjustment Amount, a list of Final Inventory Value by country which shall be annexed as Exhibit 10.3. The Purchase Price Adjustment Amount due by one or the other Party shall bear interest at a rate of six percent (6%) p.a. (30/360) from the Closing Date until the actual date of payment.

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10.4

Seller shall, and shall cause Seller’s Affiliates to, issue invoices to Purchaser for the Preliminary Purchase Price under Local Asset Sale and Purchase Agreements. The local Inventories existing on the Closing Date shall be adjusted (Final Inventory Value) in accordance with the procedure described in Article 10.1.3.

10.5

The Preliminary Inventory Value and the Final Inventory Value (excluding VAT and other transfer taxes or dues) which shall be payable pursuant to the Local Asset Sale and Purchase Agreements shall be deemed fully settled with the payments by Purchaser of the Preliminary Purchase Price and the Final Purchase Price, respectively. The Local Asset Sale and Purchase Agreements shall provide the Preliminary Inventory Value in USD and the equivalent in local currency of the selling country converted at the ECB fixing rates as published on the ECB’s website two (2) Business Days before the Closing Date. Should ECB Rates not be published for a currency, the exchange rate published on Reuters at 2:30 p.m. CET would be applicable. The Local Asset Sale and Purchase Agreement will be adjusted after the determination of the Final Inventory Value. Notwithstanding the above, in countries where required due to local legislation the Preliminary Inventory Value as specified in the Local Asset Sale and Purchase Agreement has to be settled locally, Seller shall pay to its relevant Affiliates the Final Inventory Value (excluding VAT and other transfer taxes and dues) in the name and on behalf of Purchaser. Whenever a payment allocation from Seller to its Affiliate pursuant to the preceding sentence is restricted by local legislation, such corresponding payment shall be made to Seller’s local Affiliate by Purchaser. In the event that the determination of the Final Purchase Price results in a refund to Purchaser and local law prohibits the transfer of funds from Seller’s Affiliate to Purchaser, Seller agrees to make payment of such refund directly to Purchaser on account of Seller’s Affiliate.

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Article 11

Guarantees of Seller

Seller grants to Purchaser independent guarantees (selbständige Garantieversprechen) pursuant to Article 311 para. 1 BGB (German Civil Code) within the scope defined in Article 11.1 for the facts and circumstances set out in Article 11.2. Both Parties confirm that they explicitly agree that the guarantees in this Article 11 are not granted, and shall not be qualified as, “Beschaffenheitsgarantien” within the meaning of Articles 276, 444 BGB (German Civil Code).

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11.1	Scope of Independent Guarantees

11.1.1	General/Recoverable Losses

In the event of any breach or non-fulfilment by Seller of any of the guarantees pursuant to this Article, Seller shall be liable for putting Purchaser into the same position that it would have been in if the guarantee had been correct or not been breached (Naturalrestitution), or, if and to the extent Seller fails to cure the breach or non-fulfilment within a period of three (3) months after notification by Purchaser, to pay damages for non-conformance (Schadensersatz wegen Pflichtverletzung), provided, however, that the guarantees shall only cover actual loss incurred by Purchaser, and shall not cover internal administration or overhead costs of Purchaser and its Affiliates, consequential damages (Folgeschäden), loss of profits (entgangener Gewinn), punitive damages or loss of goodwill or reputational damage or any argument that the Final Purchase Price was calculated upon incorrect assumption.

11.1.2	Overall Scope of Seller’s Liability pursuant to this Agreement

Seller’s aggregate liability under this Agreement, including, but not limited to, any and all claims for breach of any of the guarantees pursuant to this Article 11, but excluding Seller’s obligations under Articles 2.1.7, 4.1 and 4.3 and any breach based upon Seller’s fraud (all of which shall have no limitation), shall be limited to * of the Final Purchase Price (the “Overall Cap”).

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11.1.3	De Minimis and Basket Amount

Except for Seller’s obligations under Articles 4.1 and 4.3 as well as breaches based upon Seller’s fraud, all of which shall have no limitation, guarantees under this Article 11 shall only cover those cases in which Purchaser due to a breach of a guarantee suffers in the individual case actual damage exceeding * (the “De Minimis Amount”), and, in addition, Purchaser shall only be entitled to claims for breach of guarantees pursuant to this Article 11 if the aggregate damage due to breaches of guarantees exceeding the total of US * have occurred (the “Basket”), in which case Purchaser shall be entitled to claim the amount exceeding the Basket.

11.1.4	Third-party Claims

If Purchaser is sued or threatened to be sued by a third party, including without limitation any governmental entity, or if Purchaser is subjected to any audit or examination by any Tax authority, which may give rise to a claim of Purchaser pursuant to this Article 11, Purchaser shall give Seller prompt written notice of such third-party claim (but in no event later than ten (10) Business Days after Purchaser became aware of such claim). Purchaser shall ensure that Seller shall be provided with all materials, information and assistance relevant in relation to the third-party claim, be given reasonable opportunity to comment or discuss with Purchaser any measures which Seller proposes to take or omit in connection with a third-party claim. No admission of liability shall be made by Purchaser and the third-party claim shall not be compromised, disposed of, or settled without the prior written consent of Seller. Further, Seller shall be entitled at its own discretion and expense to take such action, or cause Purchaser to take such action as Seller shall deem necessary to avoid, dispute, deny,

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defend, resist, appeal, compromise, or contest such third-party claim in the name and on behalf of Purchaser. Purchaser shall give, subject to it being paid all reasonable out-of-pocket costs and expenses, all such information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents, records and electronically stored data, for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as Seller or its professional advisers may reasonably request.

To the extent that Seller is in breach of a guarantee, all out-of-pocket expenses reasonably incurred by Purchaser in defending such third-party claim in accordance with instructions from Seller shall be borne by Seller. If it turns out that Seller was not in breach, any out-of-pocket expenses reasonably incurred by Seller in connection with the defence shall be borne by Purchaser. In case of a breach of the aforesaid obligations, Purchaser shall only be entitled to claim damages based on the respective breach of guarantee (i) if and to the extent the damage suffered did not result from Purchaser’s breach of the aforementioned obligations, and (ii) if and to the extent Seller or its Affiliates did not lose claims for indemnification against any third party as a result of Purchaser’s breach of obligation.

11.1.5	Mitigation

Seller shall not be liable for, and Purchaser shall not be entitled to bring, any claim under or in connection with this Agreement if and to the extent that such claim result from Purchaser causing the relevant facts or circumstances underlying the breach of the guarantee or a failure by Purchaser to avoid or to mitigate damages pursuant to Section 254 BGB.

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11.1.6	Notification of Claims

Purchaser undertakes to inform Seller in writing of any claims for breach of guarantee immediately after Purchaser becomes aware of such breach (but in no event later than twenty (20) Business Days thereafter). Such written notice shall specify in reasonable detail the facts upon which an alleged possible claim is based. In case of a breach of the aforesaid obligations, Purchaser shall only be entitled to claims based on the respective breach of guarantee (i) if and to the extent the damage suffered did not result from Purchaser’s breach of the aforementioned obligations, and (ii) if and to the extent Seller or its Affiliates did not lose claims for indemnification against any third party as a result of Purchaser’s breach of obligation.

11.1.7	Third Party Indemnification

Seller and/or Seller’s Affiliate shall not be liable for, and Purchaser shall not be entitled to bring, any claim under or in connection with this Agreement if and to the extent that the matter to which the claim relates is subject of or a reasonably enforceable and collectible claim for repayment or indemnification against a third party, including in particular, without limitation, insurers. In case of a dispute between the Parties as to whether such a claim is reasonably enforceable or collectible, the terms of BGB 203 shall apply.

11.1.8	Reserved

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11.1.9	Knowledgeable Persons on Seller’s Side

If guarantees or licenses in Exhibits 2.1.6(a) or (b) refer to the knowledge (or best knowledge, as the case may be) of Seller and/or Seller’s Affiliate, this means the actual knowledge of the members of the Board of Executive Directors (Vorstand) of Seller, the knowledge of the President, the Senior Vice Presidents, and the Group Vice Presidents of Seller’s Agricultural Products Division, and the persons directly reporting to the Group Vice Presidents.

11.2	Guarantees of Seller

All guarantees following hereinafter, unless explicitly provided otherwise, shall be given as of the Closing Date, and (other than Article 11.2.2) only with respect to the Product Line and not with respect to the Optioned Assets, provided, however, that all guarantees are granted only with the extent, scope and content as defined in Article 11.1 and subject to the limitations pursuant to Article 11.3 through 11.5.

11.2.1	Necessary Corporate Action of Seller

This Agreement has been approved on the part of Seller and its Affiliates by requisite corporate action and the instruments and documents referred to herein and the transactions contemplated hereby have been approved by requisite corporate action of Seller and its Affiliates.

11.2.2	Assets

Seller is entitled to freely transfer, dispose of or license (as the case may be) the Assets and the Optioned Assets to be transferred or licensed hereunder, (other than the assigned Contracts) without requiring the further consent of any third party and without such transfer or license infringing any rights of a third party. Except as set forth in Exhibit 11.2.2,

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Seller, or an Affiliate of Seller holds legal and economic title to all Assets and such Assets are free from any encumbrances or other rights granted to any third party except for statutory liens or retentions of title in the ordinary course of business.

11.2.3	Intellectual Property Rights

(a)

Exhibits 2.1.5(a)(1), 2.1.5(b), and 2.1.6(a), contain lists of Intellectual Property Rights and Lock ‘N Load Intellectual Property Rights owned or co-owned (with respect to the patent family with BASF code ACY 31054, which is co-owned by BASF and Deere & Company) by, and in the possession of, Seller and/or its Affiliates and, as indicated in the Exhibits, exclusively or non-exclusively used by the Product Line. Seller and/or Seller’s Affiliates are unrestricted owner or exclusively entitled to use the Intellectual Property Rights, and exclusively entitled to use and license the Lock ‘N Load Intellectual Property Rights except for the patent family with BASF code ACY 31054, and non-exclusively entitled to use and license the Lock ‘N Load Intellectual Property Rights of the patent family with BASF code ACY 31054 for the Product Line. Except for * there are no license agreements entered into by Seller and/or Seller’s Affiliates as licensors related to the Product Line under the Intellectual Property Rights or Lock ‘N Load Intellectual Property Rights.

(b)

Except as set forth on Exhibit 11.2.3, to Seller’s and/or Seller’s Affiliates best knowledge third parties have not made any allegations to Seller and/or Seller’s Affiliates as to any infringements with respect to Intellectual Property Rights and Lock ‘N Load Intellectual Property Rights as under (a) above and exclusively or non-exclusively used by the Product Line by Seller

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and/or Seller’s Affiliate, and to Seller’s and/or Seller’s Affiliates best knowledge on the date hereof, there exist no circumstances that would give rise to such allegations of third parties.

(c)

Except as set forth on Exhibit 11.2.3, no litigation is pending and to Seller’s and/or Seller’s Affiliate’s best knowledge no material litigation threatened wherein Seller or its respective Affiliate are accused of infringing or otherwise violating any intellectual property of third parties by use of the Intellectual Property Rights and Lock ‘N Load Intellectual Property Rights used by the Product Line, nor have Seller or its Affiliates received notice of any such violation nor are there, to Seller’s and/or Seller’s Affiliate’s best knowledge, any facts presently existing that are reasonably likely to give rise to such a claim.

(d)

No guarantee is given with respect to the secrecy or the efficiency to reach the technical results obtained in past practice by Seller of Know How or Lock ‘N Load Know How transferred to Purchaser pursuant to this Agreement.

11.2.4	Product Registrations

All Registration Rights of the Terbufos Active Substance and the Terbufos Formulations as listed in Exhibit 2.1.1(a) are validly existing and there are no circumstances justifying any invalidation or restriction of the Registration Rights or the Registration Data Packages.

11.2.5	Organization of Seller.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany, with

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full power and authority, corporate and other, directly, or through its Affiliates to own or lease its property and assets and to carry on the Product Line as presently conducted.

11.2.6	Financial Information.

The gross revenue of the Product Line for the Year(s) 2004 and 2005 set forth on Exhibit 11.2.6 was prepared according to IFRS.

11.2.7	The Assets

Except as set forth in Exhibit 11.2.7, the Assets, together with the rights of Purchaser under this Agreement or any other Closing documents, are sufficient to conduct the business of Product Line as conducted on or prior to the Closing Date. The documents of transfer to be executed and delivered by Seller and Seller’s Affiliates at the Closing will be sufficient to convey good and marketable title to the Assets to Purchaser.

11.2.8	Legal Compliance

Seller and/or Seller’s Affiliates are not in violation of any federal, provincial, state or local statutes, laws or regulations applicable to the Product Line, and Seller and/or Seller’s Affiliates have not received any notice in writing or orally alleging any such violations or potential violations, except those which would not have a Material Adverse Effect on the Product Line when taken as a whole.

11.2.9	Contracts

(a) Except as set forth on Exhibit 11.2.9(a), Seller or Seller’s Affiliates has no knowledge of any default under any Contract which default has not been cured or waived, except for such

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defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Seller’s knowledge, there is no event or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default or breach by Seller or Seller’s Affiliates, or would give rise to any right of termination or acceleration thereunder except for such default, breach, termination or acceleration as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To Sellers’ knowledge, there is no assertion by any third party of any claim of material default or breach under any of the Contracts, except for such claim as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)

With respect to each Contract: (A) it is legal, valid, binding, and in full force and effect; (B) it will continue to be legal, valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

(c) No Contract not listed on Exhibit 11.2.9 has an annual value to or obligation from Seller exceeding one hundred thousand dollars (US$100,000).

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11.2.10	Litigation

Except as set forth in Exhibits 11.2.3 and 11.2.10, there are no lawsuits, actions, proceedings, claims, orders or investigations by or before any governmental authority pending or to Seller’s and/or Seller’s Affiliates’ best knowledge, threatened against Seller and/or Seller’s Affiliates relating to the Product Line, the Assets, or any product alleged to have been manufactured or sold by the Product Line or seeking to enjoin the transactions contemplated hereby.

11.2.11	Conduct of Business Concerning Product Line

Except as set forth in Exhibit 11.2.11, since January 1, 2005 through the Closing Date, Seller and/or Seller’s Affiliates have operated the business concerning the Product Line in the ordinary course of the Product Line consistent with past practices, including but not limited to the level of sales of Products (i.e. no inventory “load up” with customers).

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11.2.12	Registration Obligations

To Seller’s knowledge, as of Closing, the obligations of the holder of the Registration Rights is to respond to any data call ins, requests for information, or other regulatory requirements which would, under applicable law, be a condition of maintaining any such Registration Rights.

11.3	Limitation

All claims of Purchaser arising under this Article 11 shall be time-barred on the second anniversary of the Closing Date.

11.4	Sole Remedy

Purchaser agrees that its sole and exclusive remedy with respect to any and all damage or loss incurred by it relating to the subject matter of this Agreement - except for claims based on breach of secondary obligations (including breach of covenants pursuant to Article 8) by Seller, which shall be governed by Section 280 (1) German Civil Code (BGB) - shall exclusively be governed by this Article 11. To the extent legally permissible, all other statutory or contractual claims relating to the subject matter of this Agreement are explicitly excluded, in particular, without limitation, any claims for reduction of the purchase price (Minderung) or improvement (Nacherfüllung) based on faultiness of the object of purchase (Ansprüche wegen Mängeln des Kaufgegenstands), rights or claims based on interference with the inherent basis of the Agreement (Störung der Geschäftsgrundlage, Section 313 BGB), damage claims for breaching an obligation in connection with the preparation or negotiation of this Agreement by the Parties or their representatives prior to the conclusion of this Agreement (culpa in contrahendo), compensation of expenses (Aufwendungsersatz, Sections 437 no. 3, 284 BGB), compensation instead of performance (Schadenersatz statt der Leistung), extraordinary termination (Section 314 BGB), rescission (Rücktritt) or challenge (Anfechtung).

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11.5	Statements Made Outside this Agreement

Purchaser accepts and acknowledges that no guarantee is given with respect to the correctness or completeness of any information received, or provided, outside this Agreement and the Exhibits thereto, in particular, without limitation, with respect to any information included in the data room, provided in response to additional due diligence requests of Purchaser or otherwise by Seller, its representatives, employees or advisors.

Article 12

Guarantees of Purchaser

Purchaser hereby guarantees by way of an independent guarantee (selbständiges Garantieversprechen) pursuant to Article 311 para. 1 BGB (German Civil Code):

12.1	Representations

(a)

Purchaser is duly incorporated and validly existing under the laws of California and has all requisite corporate power and authority to own its assets and to carry out its business, and the execution and performance of this Agreement and the transactions contemplated hereby do not conflict with, or result in a breach of, the articles of association or by-laws of Purchaser.

(b)	Purchaser is not aware of any facts or circumstances that could give rise to claims against Seller pursuant to Article 11.

(c)	As of the date of this Agreement, Purchaser has no written or oral agreements or understandings with any third parties to (a) collaborate

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in a joint bid for the purchase of the Product Line or (b) jointly develop or exploit the Product Line after the closing of the transactions contemplated by this Agreement.

12.2	Indemnification

In the event that Purchaser is in breach (i) of any guarantee pursuant to Article 12.1, (ii) of any covenant or agreement hereunder, or (iii) Purchaser is in default or non-compliance with any Assumed Liability and/or obligation under this Agreement, Purchaser shall indemnify and hold harmless Seller from any loss or damage incurred by Seller in connection therewith. All claims of Seller arising under Article 12.2 (i) shall become time barred mutates mutandis in accordance with Article 11.3. All other claims of Seller arising under Article 12.2 shall not be time-barred.

Article 13

Taxes

13.1	Registration with Local Tax Authorities

Purchaser shall be solely responsible for taking all actions any carrying out all formalities necessary for the registration (where applicable) of the transfer of local components of the Product Line with any relevant local Tax authorities, provided, however, that Seller shall execute and deliver all instruments or documents reasonably requested by Purchaser in connection therewith against reimbursement for reasonable out-of-pocket costs and expenses incurred in connection therewith.

The Parties hereby explicitly acknowledge and agree that the terms and conditions of the transfer to Purchaser of any local components of the

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Product Line (including payment terms) shall be as provided in this Agreement, and that the provisions of this Agreement shall supersede any contrary provision contained in the afore-mentioned instruments and documents. Moreover, there can be no double recovery for Purchaser under both this Agreement and the afore-mentioned instruments or documents.

13.2	Taxes incurred by the Contemplated Transactions

All Taxes incurred in connection with the execution and implementation of this Agreement other than income Taxes of Seller resulting from taxation of profit from sale of the Assets shall be borne by Purchaser.

13.3	Miscellaneous

To the fullest extent permitted by law, the Parties agree to treat all payments made under this Article 13 or under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of guarantees, as adjustments to the Purchase Price for all Tax purposes.

Article 14

Reserved

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Article 15

Transition Services Agreement

Simultaneously herewith, the Parties shall execute and deliver a Transition Services Agreement in the form set forth in Exhibit 15.

Article 16

Additional Covenants

16.1	Non-compete Covenant

For a period of three (3) years following the Closing Date Seller shall not, and shall cause its Affiliates not to manufacture, formulate, sell, distribute or otherwise market any agricultural or specialty product containing Terbufos Active Substance as its active ingredient worldwide. Sellers and its Affiliates shall, in particular, neither directly nor indirectly, establish or participate or otherwise engage in any business which manufactures, formulates, distributes or otherwise markets any agricultural or specialty product containing Terbufos as its active ingredient.

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16.2	Purchaser’s Requests/Seller’s Efforts

If and to the extent the execution of any service, supply or license agreement or of any other agreement referred to in this Agreement is subject to Purchaser’s prior request, such request shall be made by Purchaser in writing in due time and due course, but in no event later than on the fifth (5th) Business Day before the Closing Date.

16.3	Access to Books and Records; Post Closing Cooperation

From and after the Closing, each Party will afford the other, its counsel and accountants, during normal business hours and without unreasonable interference with the operation of that Party’s business, access to any books and records in its possession relating to the Product Line and the right to make copies and extracts there from, to the extent that such access may be reasonably required in connection with (i) determination of Final Inventory Values, (ii) the preparation of financial statements and Tax returns or in connection with any Tax audit, (iii) the determination or enforcement of rights and obligations under this Agreement or the ancillary agreements thereto, (iv) compliance with the requirements of any governmental authority, (v) the determination or enforcement of the rights and obligations of any indemnified party, or (vi) in connection with any actual or threatened action, except to the extent that furnishing any such books or records or portion thereof pursuant to this Article 16.3 would violate any legal requirement or governmental order. Each Party agrees for a period extending seven (7) years after the Closing Date (and through the expiration of any statutory limitation period with respect to tax matters) not to destroy or otherwise dispose of any such books and records related to the Product Line unless such Party shall first offer in writing to surrender such books and records to the other Party and such other Party shall

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agree in writing to take possession thereof during the ninety (90) day period after such offer is made.

Such access made shall be made subject to the assumption by the receiving Party of usual and customary obligations of confidentiality with respect to such material.

16.4	No Solicitation

From the Signing Date and for a period of two (2) years following the Closing Date, Purchaser shall not, directly or indirectly, (i) actively solicit or induce any employee of Seller or any of its Affiliate to leave such employment and become an employee of Purchaser or any of its Affiliates or (ii) employ or agree to employ any person who was an employee of Seller or any Affiliate of Seller on the date of this Agreement; provided, however, that (x) nothing in this Section 16.4 shall prohibit Purchaser or any of its Affiliates from employing any person who contacts them on his or her own initiative and without any direct or indirect solicitation by Purchaser or any of its Affiliates, other than a general solicitation to the public.

16.5	Further Assurance and Cooperation.

In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, Seller or Purchaser, as the case may be, shall take all such action without any further consideration therefore.

16.6	Confidentiality of Know How

Seller shall undertake to keep secret and confidential and to withhold from third parties the Know-How transferred to Purchaser under Section 2.1.5 of this Agreement.

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Purchaser shall undertake to keep secret and confidential and to withhold from third parties the Know-How licensed to Purchaser under Section 2.1.6(a) of this Agreement, except when the disclosure of such Know-How is necessary to conduct the Terbufos business, including maintaining and obtaining registrations and including granting sublicenses to third parties according to Exhibit 2.1.6(a), Article 2 and Exhibit 2.1.6(b), Article 2.1. If not required otherwise by governmental or judicial obligations, Purchaser shall disclose such Know-How to third parties under an obligation of confidentiality.

Article 17

Miscellaneous

17.1	Expenses and Fees

Each Party shall bear its own costs and expenses in connection with the preparation, execution and implementation of this Agreement, including any and all professional fees of its legal, tax and financial advisers.

The following costs and fees in connection with the preparation and implementation of this Agreement shall be borne by Purchaser (who shall reimburse Seller for such costs if and to the extent disbursed by Seller): notarial fees, registration costs (including, without limitation, registration costs for transfer and recordation thereof of Registration Rights, Intellectual Property Rights, Lock ‘N Load Intellectual Property Rights etc.), as well as fees imposed by any competent cartel authority.

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17.2	Notices

17.2.1

All notices in connection with this Agreement and its execution shall be given to the respective Parties by (i) telecopier, (ii) hand delivery or (iii) registered letter with receipt confirmed and shall be considered delivered in all respects when delivered as follows:

(a) as to Seller:	BASF Aktiengesellschaft
Carl-Bosch-Strasse 64
Limburgerhof, Rheinland-Pfalz
Germany D-67117
Fax no.: +49 – 0621 – 60-27925
Attn: Group VP Global Strategic Marketing Agricultural Products

(b) as to Purchaser:
American Vanguard Corporation
4695 MacArthur Court, Suite 1250
Newport Beach, California 92660
Attn: Eric G. Wintemute
Fax No: (949) 260-1201

17.2.2

The above addresses shall remain valid unless and until the other Party has been notified in writing in German or English by registered mail of any change of address, provided, however, that a change of address and/or the authorised receiving agent shall be valid only if the new address of service is an address within the Federal Republic of Germany or the United States of America.

17.3	Amendments

Amendments and alterations of this Agreement have to be in writing, unless notarisation is required. This shall also apply to a waiver of the written form.

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17.4	Default Interest Rate

Unless otherwise specified in this Agreement, if either Party is in default of payment as of any payment date pursuant to this Agreement, the outstanding amount shall bear interest as from the respective payment date until, but not including, the day of actual payment at seven percent (7%) per annum.

17.5	Reserved.

17.6	Entire Agreement

This Agreement constitutes the full understanding of the Parties and the complete and exclusive statement of the terms and conditions of the agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement.

17.7	Successors

This Agreement shall be binding on any legal successors of the Parties. This Agreement may not be assigned by any Party to any third parties without the prior written consent of the other Party.

17.8	Confidentiality

No public announcement concerning the transactions contemplated by this Agreement shall be made by either Party unless the form and text of such announcement shall first have been approved by the other Party except that if the other Party is required by law or by applicable stock exchange regulations to make an announcement it may do so after first consulting with the other Party, if practicable. The Parties mutually undertake to keep the contents of this Agreement secret and confidential vis-à-vis any third party, except either Party’s accountants, attorneys,

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lenders and professional advisers having a need to know. This shall not apply to the extent that they are forced to disclose the same by statutory provision or administrative decree. In such case, the Parties shall, however, inform each other prior to such disclosure and shall limit the same to the minimum required by statute or the authorities.

The Confidentiality Agreement between Purchaser and Seller dated June 14, 2006 shall remain in full force and effect.

17.9	Severability

If any provision of this Agreement should be or become invalid or if this Agreement does not address any specific situation, then all other provisions of this Agreement shall not be affected thereby. Instead of such invalid provision or in order to provide a provision to fill the gap, such provision shall be deemed to have been agreed upon which, as close as legally possible, complies with the purpose and intent of the Parties with the invalid provision, especially with respect to any measure of performance, time or period provided therein, or which reflects what the Parties would have agreed upon if they had considered such situation.

17.10	Governing Law

This Agreement is subject to, and shall be governed by, the laws of Germany (excluding laws of conflicts and uniform laws or conventions), unless the application of a foreign law is compulsory.

17.11	Arbitration

Except as set forth in Article 10.2 hereof, any dispute arising out of or in connection with this Agreement, including any dispute regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the American Arbitration

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Association, which Rules shall be deemed to be incorporated by reference into this clause. The tribunal shall consist of three (3) arbitrators, of whom each of Seller and Purchaser shall be entitled to nominate one (1) and the third (3rd) of whom shall be nominated by the arbitrators nominated by Seller and Purchaser. The place of arbitration shall be Washington, D.C., USA and the language of arbitration shall be English.

17.12	Conflicts between this Agreement and related implementation agreements

Seller and Purchaser agree that the provisions of this Agreement shall supersede any and all provisions of the implementation and ancillary agreements and Sales and Purchase Agreements to be entered into in accordance with this Agreement and the Exhibits hereto, notwithstanding (i) any provisions to the contrary in these implementation and ancillary agreements, (ii) that these implementation and ancillary agreements will be executed after the Closing Date hereof, and (iii) that the parties to these implementation and ancillary agreements may not be Seller and Purchaser. Seller and Purchaser undertake to procure that their respective Affiliates adhere to the provisions of this Agreement, including this provision.

17.13	Counterparts.

Facsimile signatures shall be considered original for all purposes. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which constitute one and the same agreement.

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Executed as of this 27th day of November, 2006

BASF Aktiengesellschaft	AMVAC Chemical Corporation

Name:	Name:
Title:	Title:

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List of Exhibits

Exhibit A-1	Raw Materials Located at Helena to be Sold

Exhibit A-2	Raw Materials Located at Hannibal, Missouri to be Optioned

Exhibit A-3	T/C Site

Exhibit B	Lock ‘N Load Containers and Parts to be Transferred

Exhibit C	Terbufos Active Substance

Exhibit D	Terbufos Formulations

Exhibit E	Manufacturing Equipment (same as MSSA, Exhibit A)

Exhibit F	Ground Lease

Exhibit G	Manufacturing and Shared Services Agreement

Exhibit H	Terbufos Supply Agreement

Exhibit I	Know-How [post-closing]

Exhibit J	Lock ‘N Load Know-How [post-closing]

Exhibit 2.1.1(a)	Terbufos Registration Rights primarily related to the Product Line

Exhibit 2.1.1(b)	Terbufos supporting Divested Registration Data Packages

Exhibit 2.1.5(a)(1)	Intellectual Property Rights exclusively related to the Product Line - Trade Marks and Patents

Exhibit 2.1.5(a)(2)	Intellectual Property Rights exclusively related to the Product Line - Customer List

Exhibit 2.1.5(b)	Lock ‘N Load Intellectual Property Rights – Trade Marks and Patents

Exhibit 2.1.6	License Agreement to IP not Exclusively Related to the Product Line

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Exhibit 2.1.6(a)	Licensed Intellectual Property Rights, Registration Rights and Registration Data Packages

Exhibit 2.1.7	Material Safety Data Sheets and Product Specifications

Exhibit 2.1.8	List of Contracts

Exhibit 2.4	Local Asset Sale and Purchase Agreement (Template)

Exhibit 6.2	List of Documents to be Executed at Closing

Exhibit 6.3	List of Documents to be Executed at Option Closing

Exhibit 8.4	Tentative Nonbinding Schedule of Upgrades to T/C Unit

Exhibit 8.5	Wyeth Indemnity Provisions

Exhibit 9.1	Preliminary Purchase Price Allocation

Exhibit 10.3	Final Inventory Value (provided after Closing)

Exhibit 11.2.2	Assets requiring consent for disposal

Exhibit 11.2.3	Intellectual Property Litigation

Exhibit 11.2.6	Financial Information

Exhibit 11.2.7	The Assets

Exhibit 11.2.9(a)	Contracts

Exhibit 11.2.10	Litigation

Exhibit 11.2.11	Conduct of Business

Exhibit 15	Transitional Services Agreement

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